EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Equisource Hotel Fund I, LLP. (the Partnership):

We consent to the inclusion in the foregoing Registration Statement on Form S-11/A of our report dated April 9, 2013, relating to our audit of the balance sheet of Equisource Hotel Fund I, LLP as of December 31, 2012, and the related statement of operations, partners' equity, and cash flows for the period from September 19, 2012 (Inception) through December 31, 2012. Our report dated April 9, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Partnerships’ ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 9, 2013